EXHIBIT 10.8

AMERIPATH DALLAS

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of September 2, 1997, by and between DFW 5.01(a) Corporation, a Texas not for profit corporation certified to practice medicine by the Texas Board of Medicine pursuant to Section 5.01 (a) of the Texas Medical Practices Act doing business as AMERIPATH DALLAS (the “Company”), and STEPHEN W. ALDRED, M.D. (the “Employee”).

WHEREAS, prior to the date hereof, the Employee served as an employee of and rendered professional services, as a Doctor of Medicine specializing in Pathology, to one of a group of related Texas entities (the “Unipath Entities”) providing pathology services. Pursuant to a certain Stock Purchase Agreement (the “Purchase Agreement”) dated as of August 21, 1997, which is an otherwise validly enforceable agreement by and among AmeriPath, Inc., a Delaware corporation (“AmeriPath”), and the ultimate beneficial owners and shareholders of the Unipath Entities, all of the capital stock of and interests of, in or to the Unipath Entities has been purchased by and sold, transferred and conveyed to AmeriPath and the Company (the “Acquisition”), effective the date hereof.

WHEREAS, accordingly, and in connection with the transactions and agreements referred to above, the Employee has agreed to terminate his employment with the Unipath Entities and to become employed by and render professional services, as a Doctor of Medicine specializing in Pathology, to the Company, and the Company has agreed to engage the Employee to render such services on the Company’s behalf, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company, intending to be legally bound, hereby agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company shall employ the Employee to render professional services as a Doctor of Medicine specializing in Pathology, and the Employee accepts such employment. The Employee has terminated his employment with the Unipath Entities.

2. Term. The Company shall employ the Employee for a period commencing the date hereof and ending on September 2, 2002, subject to termination prior to such date pursuant to Section 15 or 17 hereof. At the end of such five (5) year period, this Agreement will automatically continue in effect for additional one (1) year terms unless either party gives written notice to the other at least sixty (60) days prior to the end of such term (or any extension thereof)

of such party’s determination to terminate the Employee’s employment hereunder, notwithstanding anything to the contrary contained herein. If such notice is given, then the Employee’s employment will terminate at the end of such term (or on such other date as the parties mutually agree). If such notice is not given, then the Employee’s employment will continue hereunder for an additional year, subject to termination prior to such date pursuant to Section 15 or 17 hereof.

3. Duties and Performance. The Employee agrees to devote the Employee’s best efforts and full professional time to providing services in the practice of medicine on the Company’s behalf, and the Employee shall maintain the Company’s standards and professional ethics and those of the medical profession. In addition to rendering professional services as the Company’s employee, the Employee is also expected as part of the Employee’s duties as the Company’s employee to engage in marketing activities designed to promote the Company’s practice, as well as administrative and compliance activities, all as directed by the Board of Directors of the Company. Except as may be permitted in writing by the Company, the Employee is not to practice medicine other than with the Company during the term of this Agreement (and thereafter, pursuant to Section 20 hereof), nor is the Employee to engage in any other gainful occupation without the Company’s prior written consent. The preceding sentence is not intended to prohibit the Employee from engaging in the practice of medicine in the course of the Employee’s duties as a member of the U.S. Military, either active or reserve, or the National Guard. The Employee may also (i) engage in personal investment activities as long as those investments do not impair the Employee’s ability to provide services hereunder; (ii) participate in community activities or (iii) render consultation services in connection with litigation matters or give testimony in any action or proceeding as an expert witness; provided such services or testimony does not have an adverse effect on the Company or AmeriPath; provided such activities set forth in the preceding clauses (i), (ii) and (iii) above do not impose additional liability on the Company or Ameripath and do not detract from the Employee’s ability to perform the Employee’s duties to the Company. Additional duties of the Employee are set forth below in this Agreement. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NOTHING SHALL IMPAIR THE INDEPENDENT MEDICAL JUDGMENT OF THE EMPLOYEE.

4. Qualifications and Licensure. The Employee shall at all times during the term of this Agreement: (i) be certified by the American Board of Pathology in at least anatomic pathology or be Board Eligible; (ii) maintain an unlimited and unrestricted license to practice medicine in the State of Texas; (iii) maintain appropriate medical staff membership and privileges at all medical facilities presently served or serviced by the Employee, and use his best efforts to gain and maintain appropriate medical staff membership and privileges at any additional medical facilities jointly identified by the Company and the Employee; (iv) comply with the Texas Board of Medicine and the Company’s continuing medical education (“CME”) requirements, as required by the Managing Director; (v) carry out the Employee’s responsibilities on a professional, ethical and diligent basis in order to serve the best interests of the Company’s patients, customers and clients; and (vi) comply with such other requirements applicable to all of the Company’s physician employees as the Board of Directors of the Company may hereinafter reasonably impose, including without limitation the Company’s rules, regulations, policies and procedures (the “Rules and Regulations”).

5. Medical Facilities; Location. At present, the Company furnishes pathology and laboratory services to the medical facilities set forth on Annex A to this Agreement (subject to change from time to time as the Company enters into contracts with additional hospitals and/or facilities or as existing contracts with medical facilities terminate or expire). The Employee will accept assignment for duty in any reasonable location in the Dallas, Texas Metropolitan area at which the Company renders pathology services during the term of this Agreement and to perform such duties as the Company may direct.

6. Conformity with Laws, Rules, Regulations and Policies. In performing the Employee’s duties under this Agreement, the Employee shall comply with (i) all applicable laws, rules and regulations, ordinances and standards of any governmental, quasi-governmental or private authority having either mandatory or voluntary jurisdiction over the Company, the Employee, or any medical facility for which the Employee provides services, (ii) the written bylaws, rules and regulations, policies and procedures of any such medical facility, including, without limitation, the residential boundary requirements of such hospitals or medical facilities, and (iii) the Company’s Rules and Regulations.

7. Salary; Fringe Benefits. During the term of the Employee’s employment under this Agreement, in consideration for all services rendered for and on behalf of the Company, the Employee shall be entitled to receive a salary at the annual rate of $225,000, payable in accordance with the Company’s regular payroll practices in effect from time to time. In addition to the Employee’s salary, the Employee will also be entitled to fringe benefits (including medical and retirement benefits) comparable to those which the Company provides to other physician employees having tenure, experience, specialties, responsibilities, educational background and other qualifications similar to those of the Employee. The Employee’s hours shall be reasonable and comparable to other like physicians in similar positions within the Company.

8. Reimbursement of Expenses.

(a) Upon submission of proper documentation and approval by the Managing Director (the physician chosen by the Board of Directors of the Company from time to time to manage the medical aspects of the Company), the Company will reimburse the Employee’s reasonable moving and transportation expenses incurred in connection with the Employee’s relocation and employment with the Company.

(b) Further, upon submission of proper documentation and approval by the Managing Director, the Company will reimburse the Employee’s reasonable expenses incurred in connection with the Employee’s employment by the Company, subject to compliance with reimbursement policies from time to time adopted by the Company. Reimbursable expenses, subject to the Managing Director’s prior approval, include:

(1) License fees and membership dues in professional organizations.

(2) The Employee’s necessary travel, room, board and other expenses incurred in providing services at the Company’s request or otherwise for the benefit of the Company.

(3) The Employee’s business expenses if ordinary and necessary and in furtherance of the Company’s business.

(c) Expenses with respect to CME and subscriptions to professional and business journals and books shall be borne and paid solely by the Employee as incurred.

9. Malpractice Insurance.

(a) While the Employee is Employed by the Company. The Company shall maintain policies of professional liability insurance on the Employee (including coverage for prior acts) and the Company’s other employees in such amounts and on such terms as the Company may determine; provided that such amounts of coverage shall be equal to or greater than $1,000,000 per occurrence/$5,000,000 in the aggregate, including surplus levels of coverage of $5,000,0000 and $10,000,000 with limits in the aggregate of $16,000,000 and $20,000,000 per physician. The Employee shall comply with any requirements or standards imposed on the Employee or the Company by the terms of the insurance, and the Employee shall furnish such information as the insurer or the Company shall require. The Company shall advise the Employee of any changes with respect to the insurer or the insurance coverages as set forth herein. The Employee may recommend counsel to handle medical malpractice claims, subject to the prior written approval of the insurer.

(b) Tail Coverage.

(1) If the Employee’s employment is terminated for cause (as defined in Section 15 hereof) or if the Employee terminates his employment with the Company for any reason, other than for “good reason” (as defined in Section 15(b) hereof) or the death or Disability (as defined in Section 17(b)) of the Employee, then, except as hereinafter provided, the Company shall have the option, but not the obligation, of purchasing malpractice insurance “tail” coverage, for the period of the applicable statute of limitations, to provide coverage for the Employee’s professional acts prior to the date of termination. If the Company acquires this “tail” coverage, its cost shall be borne and paid by the Employee. If the Employee fails to provide and pay for such tail coverage, then the Company shall have the right to obtain such tail coverage and deduct and set-off its cost from payments otherwise payable to the Employee.

(2) If the Employee’s employment terminates for any reason other than those set forth in (1) above, the Company, at its sole cost and expense, shall obtain “tail” coverage. Notwithstanding the foregoing, if, after termination of employment, the

Employee continues in the practice of medicine and maintains malpractice insurance that includes coverage for the Employee’s acts prior to termination of employment, then the Employee shall cause the Company to be a named insured as to those prior acts.

10. Fees; Payments. The Company has, and hereby reserves, the sole and exclusive authority to determine the fees (or a procedure for establishing the fees), in consultation with the Managing Director, to be charged to the Company’s patients, customers and clients. All fees for professional services rendered by the Employee during the term of this Agreement shall be the Company’s sole and exclusive property (subject to the contract rights of certain third parties). If, for any reason, any checks or other payments for such services are made payable to the Employee, the Employee will endorse and deliver those checks or payments to the Company. The Employee also hereby authorizes the Company to endorse and negotiate on the Employee’s behalf any such checks or payments. In addition, the Employee agrees, upon the Company’s request, to account to the Company for any such fees which may have been received by the Employee.

11. Acceptance of Patients. The Company shall have the sole and exclusive authority, in consultation with the Managing Director, to determine who will be accepted as patients of the Company’s practice and to designate, and establish a procedure for designating, which professional employee of the Company will handle each such patient.

12. Professional Rules and Regulations. The Company shall at all times have the exclusive authority to establish reasonable professional policies and procedures to be followed by the Employee in rendering professional services on the Company’s behalf, and the Employee agrees to follow the Rules and Regulations established by the Company from time to time. The Rules and Regulations shall, where applicable and appropriate, be applied on a consistent basis to all of the Company’s physician employees.

13. Medical Records as Company Property. All medical records, charts, case histories, x-rays, specimens, tissue samples and lab reports and analyses of or concerning patients of the Company (“Medical Records”) received by the Employee shall be and remain the Company’s property. During the term of this Agreement and thereafter, the Employee will comply with all of the Company’s Rules and Regulations regarding confidentiality of the Medical Records. The Employee shall have the right to copies of such Medical Records that are necessary for defense of litigation or are required for patients.

14. Paid Vacation and Time Off. The Employee shall be entitled to a total of six (6) weeks of paid leave time per year (pro rated for any period of employment of less than an entire year), said leave time to include vacation time, other time off and such time as may be taken by the Employee to satisfy the Employee’s applicable CME requirements. All leave time must be coordinated with and approved by the Managing Director to ensure adequate coverage of the Company’s patients, customers and clients. All paid leave time must be taken during the year in which it is earned and available, and thus will not be carried forward or usable in any subsequent year unless the Employee receives the prior written consent of the Managing Director.

No cash payments will be made by the Company in respect of any earned but unused paid leave time.

15. Termination of Agreement.

(a) Termination for Cause. The Company may, in its sole and absolute discretion, terminate the employment of the Employee hereunder, at any time prior to the expiration of the Employee’s employment term(s) hereunder, immediately upon written notice to the Employee, or at such later time as the Company may specify in such notice, if such termination is for “cause”. As used in this Agreement, the term “cause” includes only the following:

(1) If the Employee’s right to practice medicine in any state is suspended, restricted, revoked, lapsed (other than a lapse due to the Employee’s voluntary failure to maintain such license after becoming a nonresident of that state);

(2) If the Employee (i) willfully damages the Company’s property, business, reputation or goodwill (ii) steals from the Company, (iii) commits fraud or (iv) embezzles.

(3) If the Employee is convicted of a felony or another crime or violation of moral turpitude or a violation of a health care law;

(4) If, in the opinion of and subject to the discretion of the Physician Committee (as defined in Section 15(d) below), the Employee is continually inattentive to, or neglectful of, the duties to be performed by the Employee, which inattention or neglect is not the result of illness or injury;

(5) If, in the opinion of and subject to the discretion of the Physician Committee, the Employee uses any mood altering or controlled substances except as prescribed by a physician, or if the Employee uses alcohol to excess;

(6) If the Employee willfully injures any independent contractor, employee, or agent of the Company, or willfully injures any person in the course of the performance of services for or on behalf of the Company;

(7) If, in the opinion of and subject to the discretion of the Physician Committee, the Employee’s medical staff privileges or membership in any medical facility are suspended, restricted, revoked (other than a revocation occurring solely because the Employee has voluntarily ceased to perform medical services at such hospital with the Company’s consent), placed under probation, proctoring or observation and case review;

(8) Subject to the Physician Committee’s discretion, if a guardian or conservator for the Employee is appointed by a court of competent jurisdiction;

(9) If, in the opinion of and subject to the discretion of the Physician Committee, the Employee sexually harasses any employee or contractor of the Company or commits any act which otherwise creates an offensive work environment for employees or contractors of the Company; or

(10) The Company is unable to obtain the malpractice insurance required to be obtained by the Company hereunder, according to terms reasonably satisfactory to the Company and that are consistent with industry practice;

(11) The Employee’s failure for any reasons to maintain the Employee’s board certification in the medical specialty of Pathology;

(12) If the Employee fails to materially comply with any of the terms or conditions of this Agreement or any term or condition of any agreement between the Company and a medical facility for which the Company provides services, and such failure to comply shall continue for a period of thirty (30) days after notice thereof by the Company.

provided, however, with respect to paragraphs (4) and (5) above, the Company or the Physician Committee shall have provided the Employee with written notice specifying the objectionable behavior, and, within thirty (30) days of receipt of the notice, the Employee shall have failed to cure such behavior or, in the sole judgment of the Company or the Physician Committee, as the case may be (as set forth above), failed to demonstrate reasonable progress towards curing such behavior.

The Company shall not be limited to termination as a remedy for any damaging, injurious, improper or illegal act by the Employee, but may also seek damages, injunction, or such other remedy as the Company may deem appropriate under the circumstances. If the Employee’s employment is terminated for cause, the Employee agrees to vacate the Company’s offices on or before the effective date of the termination and to return and deliver to the Company at such time all Company property.

(b) Termination by the Employee. Provided that the Company does not have “cause” to terminate the Employee pursuant to subsection “a” above, the Employee may terminate the Employee’s employment with the Company hereunder at any time and for any reason; provided, however, the Employee must provide to the Company written notice of such determination not less than 120 days prior to the date such termination is to be effective, and the Employee shall be entitled to receive and be paid solely the Employee’s salary then in effect, through the effective date of such termination, payable during such period at the Company’s regular and customary intervals for the payment of salaries as then in effect, and the Company shall have no further obligation or liability to the Employee hereunder.

(c) Termination by the Company without Cause. The Company may, in its sole and absolute discretion (in accordance with the procedures set forth in subsection (d) below),

terminate the employment of the Employee hereunder, at any time prior to the expiration of the Employee’s employment term(s) hereunder, without “cause” (as such term is defined in subsection (a) above), or otherwise without any cause, reason or justification, provided that the Company provides to the Employee at least ninety (90) days’ prior written notice (the “Termination Notice”) of such termination. In the event of any such termination by the Company, (i) the Employee’s employment with the Company shall cease and terminate on the date specified in the Termination Notice (or, if no date is so specified, on the date which is 90 days following the date of such notice), and (ii) the Employee shall be entitled to receive and be paid solely the Employee’s salary then in effect, through the date which is one year following the termination date specified in the Termination Notice (or, if earlier, one year following the date of such notice), payable during such year at the Company’s regular and customary intervals for the payment of salaries as then in effect, and the Company shall have no further obligation or liability to the Employee hereunder.

(d) Procedure for Termination by Company without Cause.

(i) Except in the case of a termination without cause of the Employee under the circumstances identified in clause (ii) below of this Subsection (d), any termination of the Employee’s employment hereunder pursuant to Subsection (c) above shall first be considered, recommended and approved by a committee (the “Physician Committee”) consisting of (a) three physician employees working out of the Company’s Unipath Division, who shall be appointed and designated by a majority of the physician employee’s then working out of the Company’s Unipath Division, one of whom shall be the Managing Director (but none of whom may be the Employee), and (b) two physicians, who are employees of the Company or of any Affiliate of the Company, which physicians shall be appointed and designated by the Board of Directors of AmeriPath.

(ii) If, at any time, either of the following two events or circumstances shall occur:

(1) the Operating Earnings (as such term is defined in the Purchase Agreement) for the 12 full calendar month period preceding the date in question (i.e., the date the termination of employment is considered), are equal to or less than $6,2300,000; or

(2) the termination, for any cause, reason or justification whatsoever, or lapsing of any contract the Company has with a hospital or medical facility which contract produced annual revenue of $500,000 or more (a) prior to the date hereof, to any of the Unipath Entities, and (b) after the date hereof, to the Company.

then, in either such event, the Company may, in its sole and absolute discretion, terminate the employment of the Employee hereunder pursuant to Subsection (c) above, without “cause” (as such term is defined in Subsection (a) above), or otherwise without any cause, reason or justification, which termination (i) may first be considered by the Physician Committee for a period not to exceed thirty (30) days from the first written notice on the issue to the Managing Director from the Board of Directors of AmeriPath, and (ii) is subject to authorization and approval only by the Board of Directors of AmeriPath, in their sole and absolute discretion.

16. The Employee’s Duties upon Expiration or Termination. If this Agreement expires or is otherwise terminated for any reason:

(a) Unless the Employee and the Company otherwise agree in writing, the Employee will immediately resign from all (i) director, officer, fiduciary and/or trustee positions held with the Company, and (ii) staff and similar privileges at any medical facility for which the Company has rendered medical services at any time during the two-year period prior to the expiration or termination of this Agreement.

(b) The Employee will immediately return to the Company all books and records of the Company in the Employee’s possession, including, but not limited to, books and records relating to pathology services rendered by the Employee under this Agreement, Medical Records, meeting minutes, board summaries and financial reports or data.

(c) The Employee shall not be required to seek other employment or otherwise mitigate to reduce any amounts the Company may owe the Employee.

17. Termination of Employment Upon Death or Disability.

(a) Death of the Employee. In the event that the Employee shall die during the term of his employment under this Agreement, the Employee’s employment with the Company shall immediately cease and terminate and the Employee’s estate, heirs (at law), devisees, legatees or other proper and legally-entitled descendants, or the personal representative, executor, administrator or other proper legal representative on behalf of such descendants, shall be entitled to receive and be paid solely the Employee’s salary, then in effect, for a period of 60 days, payable at the Company’s regular and customary intervals for the payment of salaries as then in effect, and the Company shall have no further obligation or liability under this Agreement (other than for any reimbursement of reasonable out-of-pocket business expenses properly incurred by the Employee prior to his death and documented to the Company in accordance herewith).

(b) Disability of the Employee. In the event that the Employee becomes incapacitated during the term of his employment hereunder by reason of sickness, accident or other mental or physical disability such that he is substantially unable to perform his duties and responsibilities hereunder for a period of 60 consecutive days, or for shorter or intermittent periods aggregating 90 days during any 12-month period (a “Disability”), the Company thereafter shall have the right, in its sole and absolute discretion, to terminate the Employee’s employment under this Agreement by sending written notice of such termination to the Employee or his legal guardian or other proper legal representative and thereupon his employment hereunder shall immediately cease and terminate. In the event of any such termination, the Employee shall be entitled to receive and be paid solely his salary, then in effect, for a period of 60 days, payable at the Company’s regular and customary intervals for the payment of salaries as then in effect, less any amounts, payments or benefits the Employee might receive under the Company’s disability insurance policy, and the Company shall have no further obligation or liability under this Agreement (other than for any reimbursement of reasonable out-of-pocket business expenses properly incurred by Employee prior to his Disability and documented to the Company in accordance herewith).

18. Limitations on Authority. Unless the Company has given the Employee its express written consent, the Employee has absolutely no authority to:

(a) Pledge the credit or assets of the Company (or any Affiliate of the Company) or of any of the Company’s other employees.

(b) Bind the Company (or any Affiliate of the Company) under any contract, agreement, note, mortgage or other instrument (other than routine purchase orders in the ordinary course of business consistent with the Company’s practices).

(c) Release or discharge any debt due the Company (or any Affiliate of the Company).

(d) Sell, mortgage, transfer or otherwise dispose of any of the Company’s assets (or any assets of any Affiliate of the Company).

19. Representations of Employee. The Employee represents and warrants at all times during the term of this Agreement that:

(a) The Employee is duly licensed and registered and in good standing under the laws of the State of Texas to engage in the practice of medicine, and that said license and registration have not been suspended, revoked or restricted in any manner.

(b) The Employee is qualified for and has obtained, or has applied for, membership in good standing on the medical staff of each hospital in which, in the opinion of the Physician Committee, such privileges are necessary for the Employee to render services.

(c) The Employee has and will continue to truthfully disclose to the Company the following matters, whether occurring, at any time during the five (5) years immediately preceding the date of this Agreement or at any time during the term of this Agreement:

(1) any actual or threatened malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree against the Employee;

(2) any disciplinary, peer review or professional review investigation, proceeding or action instituted against the Employee by any licensure board, hospital, medical school, health care facility or entity, professional society or association, third party payor, peer review or professional review committee or body, or governmental agency;

(3) any criminal complaint, indictment or criminal proceeding in which the Employee is named as a defendant;

(4) any allegation, investigation, or proceeding, whether administrative, civil or criminal, against the Employee of filing false health care claims, violating anti-kickback laws, violating self-referral laws, violating fee splitting laws, or engaging in other billing improprieties;

(5) any organic or mental illness or condition that impairs or is likely to impair the Employee’s ability to practice medicine;

(6) any dependency on, or habitual use or abuse of, alcohol or controlled substances, or any participation in any alcohol or controlled substance detoxification, treatment, recovery, rehabilitation, counseling, screening or monitoring program;

(7) any allegation, investigation or proceeding, whether administrative, civil, or criminal, against the Employee for violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to the practice of medicine; and

(8) any denial or withdrawal of an Employee’s application in any state for licensure as a physician, for medical staff privileges at any hospital or other health care entity, for recertification, for participation in any third-party payment program, for state or federal controlled substances registration, or for malpractice insurance, or loss of board certification in the medical specialty of anatomic pathology or in the medical specialty of general pathology for any reason whatsoever.

(d) The Employee is board certified or board eligible in the medical specialty of pathology.

(e) The Employee shall at all times render services to patients in a competent, professional and ethical manner, in accordance with prevailing standards of medical practice in the relevant community, perform professional and supervisory services in accordance with recognized standards of the medical profession, and act in a manner consistent with the Principles of Medical Ethics of the American Medical Association, American Board of Pathology and all applicable statutes, regulations, rules, orders and directives of any and all applicable governmental and regulatory bodies having competent jurisdiction.

(f) In connection with the provision of professional services to patients of Company, the Employee shall use the equipment, instruments, Pharmaceuticals and supplies furnished by or on behalf of the Company for the purposes for which they are intended and in a manner consistent with sound medical practice.

(g) The Employee shall participate in Medicare, Medicaid, workers compensation, other federal and state reimbursement programs, and the payment plan of any commercial insurer, health maintenance organization, preferred provider organization, accountable health plan, or other health benefit program, as directed by the Company, and the Employee has not been suspended or excluded from participating in any such program.

(h) The Employee shall keep and maintain (or cause to be kept and maintained) appropriate records, consistent with prevailing standards of medical practice in the Employee’s relevant community, relating to all professional services rendered by the Employee under this Agreement and shall prepare and attend to, in connection with such services, all reports, claims, and correspondence necessary or appropriate in the circumstances, as determined solely by the Company, all of which records, reports, claims, and correspondence shall belong to the Company.

20. Non-Competition and Non-Solicitation Agreement.

(a) The Employee acknowledges that during the course of the Employee’s employment the Employee has and will receive confidential and proprietary information from and concerning the Company. The Employee also acknowledges that the Company has made and/or will make substantial investments in the further development of the Company’s goodwill and in the Employee’s professional development. The capital expended to develop this goodwill directly benefits the Employee and should continue to do so in the event that the relationship between the Company and the Employee is terminated. Likewise, other capital investments made or to be made by the Company to assist in the Employee’s professional development (including but not limited to those items listed below) have conferred and will confer a direct economic benefit on the Employee. During the course of the Employee’s tenure with the Company, the Employee will have received the following economic benefits as a result of capital expenditures by the Company:

(1) Placement in an ongoing practice of pathology with an established revenue base.

(2) The opportunity to establish a professional relationship among clients served by the Company and its affiliates.

(3) Marketing support enabling the Employee to expand the Employee’s own pathology practice and to become known by additional clients.

(4) The provision of contract management to enable the Employee to obtain provider status in managed care plans.

(5) The opportunity to develop special areas of expertise leading to requests for consultations on specific areas of pathology practice.

(6) The establishment of methodologies, practice parameters and quality assurance programs to enhance the Employee’s practice of pathology.

(7) The development and implementation of information systems and reporting formats, unique to the practice of pathology, to make the provision of pathology services more efficient, and to maximize the time available to the Employee for the performance of pathology (as opposed to attending to administrative functions).

(8) Financial support and practice coverage to facilitate participation in continuing education opportunities.

(9) Financial support and practice coverage enabling the Employee to pursue additional board certifications.

(10) Financial support and practice coverage to participate in professional development and professional associations.

(11) Participation in proprietary strategic planning sessions which focus on professional and business aspects of the practice of pathology and growth opportunities.

The Employee agrees that the Company and that the Company is entitled to protect these business interests and investments and to prevent the Employee from using or taking advantage of the foregoing economic benefits to the Company’s detriment.

(b) Accordingly, the Employee specifically agrees that, except for the services and duties that the Employee performs for or on behalf of the Company pursuant to the terms of this Agreement, during the Employee’s employment with the Company and during the Restricted Period (as defined in Subsection (c) below), the Employee shall not, as a shareholder, principal, agent, consultant, manager, advisor, director, officer, control person, operator, or in any other capacity or manner whatsoever, engage in the practice of pathology at, with or for any medical facility, laboratory or healthcare provider in which the Company, AmeriPath, or any Affiliate of the Company or AmeriPath, is then doing business or providing services or has done business or provided service within the preceding twelve (12) month period or for which the Company, AmeriPath, or any Affiliate of the Company or AmeriPath, is actively negotiating to provide services.

(c) As used in this Agreement, the term “Restricted Period” shall mean and include the period during which the Employee is Employed by the Company, or any Affiliate of the Company and a period of one (1) year from the effective date of the Employee’s termination of employment with the Company or such Affiliate of the Company (regardless of the cause, reason or justification of any such termination); provided, however,

(i) in the event of a termination of Employee’s employment hereunder without “cause” pursuant to Sections 15(c) and 15(d) hereof, if the Company fails to make payment of the amount(s) required to be paid under Section 15(c) hereof, and such failure shall continue uncured for a period of more than sixty (60) days following notice from the Employee, then the Restricted Period shall be reduced to a period of zero (0) days; or

(ii) in the event AmeriPath fails to (1) pay any salary due the employee when such becomes due and payable or (2) materially comply with the terms and conditions of the Purchase Agreement and such failure shall continue uncured for a period of more than sixty (60) days following notice from the Employee, then the Restricted Period shall be reduced to a period of zero (0) days.

(d) The Employee further agrees that during the Restricted Period the Employee will not, directly or indirectly, (1) solicit the employment of any employee, agent or consultant of the Company, or an Affiliate of the Company, who was such at any time during the twelve (12) months preceding the Employee’s termination of employment with the Company, or (2) induce any employee of the Company, or any Affiliate of the Company, to leave the employ of the Company (or of such Affiliate), or (3) solicit any payor contracts from any payor of the Company (or of an Affiliate of the Company), or otherwise interfere with any such payor, or (4) solicit or otherwise interfere with any referral sources of the Company or any Affiliate of the Company, unless in each case the Employee obtains the prior written consent of the Company.

(e) In recognition of the substantial nature of such potential damages, the Employee agrees that the Company shall be entitled to specific performance of this provision, and to injunctive and other equitable relief, and that the Employee will be responsible for the payment of court costs and reasonable attorneys’ fees incurred by the Company in seeking enforcement the covenant set forth herein. This Section 20 shall survive the termination of this Agreement and the termination of the Employee’s employment with the Company. The Employee acknowledges that the enforcement of this covenant is not contrary to the public health, safety, or welfare in that the population in the areas set forth herein is adequately served by qualified pathologists. Further, the Employee acknowledges that the Employee’s breach of this covenant will cause irreparable injury to the Company.

21. Confidentiality.

(a) Acknowledgement. The Employee acknowledges and agrees that in the course of rendering services to the Company and its clients, the Employee will have access to and will become acquainted with confidential and proprietary information about the professional, business and financial affairs of the Company, its Affiliates and its patients, clients and customers, and that the Employee may have contributed to or may in the future contribute to such information. The Employee further recognizes that the Employee is being employed as a key employee, that the Company is engaged in a highly competitive business, and that the success of the Company in the marketplace and business depends upon its goodwill and reputation for integrity, quality and dependability. The Employee recognizes that in order to guard the legitimate interests of the Company it is necessary for the Company to protect all such confidential and proprietary information, goodwill and reputation.

(b) Proprietary Information. In the course of the Employee’s service to the Company, the Employee may have access to confidential know-how, business documents or information, marketing data, client lists and trade secrets which are confidential. Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence which come within the scope of the business activities of the Company as to which the Employee has had or may have access, whether previously existing, now existing or arising hereafter, whether or not conceived or developed by others or by the Employee alone or with others during the period of his service to the Company, and whether or not conceived or developed during regular working hours. “Proprietary Information” shall not include (a) any information which is in the public domain during the period of service by the Employee or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by the Employee in violation of this Agreement, and (b) any information not considered confidential information by similar enterprises operating in the clinical or anatomical laboratory industry or otherwise in the ordinary course.

(c) Fiduciary Obligations. The Employee agrees and acknowledges that the Proprietary Information is of critical importance to the Company and a violation of this Section 21 will seriously and irreparably impair and damage the Company’s businesses. The Employee therefore agrees, while he is an employee of the Company and at all times thereafter, to keep all Proprietary Information strictly confidential.

(d) Non-Disclosure. Except as required by law or order of any court or governmental entity or in connection with the proper performance of his duties hereunder, the Employee shall not disclose, directly or indirectly (except as required by law), any Proprietary Information to any person other than (a) the Company, (b) persons who are authorized employees of the Company at the time of such disclosure, (c) such other persons, including prospective investors or lenders, to whom the Employee has been instructed to make disclosure by the Company’s Board of Directors, or (d) the Employee’s counsel, which counsel shall keep all Proprietary Information confidential (in the case of clauses (b) and (c), only to the extent required in the course of the Employee’s service to the Company). Upon any termination of the Employee’s employment hereunder, the Employee shall deliver to the Company all notes, letters, documents, tapes, discs, recorded data and records which may contain Proprietary Information which are then in the Employee’s possession or control and shall not retain, use, or make any copies, summaries or extracts thereof.

22. Invalid Provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The Employee and the Company agree and acknowledge that the provisions of Sections 20 and 21 are material and of the essence to this Agreement. If the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that (a) it is the parties intention and agreement that the covenants and restrictions contained herein be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant contained herein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

23. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

24. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding on the Employee and the Company and the Employee’s and the Company’s respective heirs, personal representatives, successors and assigns; however, that the Employee shall have no right to assign the Employee’s rights or duties under this contract to any other person. In the event of the Company’s sale, merger or consolidation, the Employee specifically agrees that the Company may assign the Company’s rights and obligations hereunder to the Company’s successor, assign or purchaser. In addition, and in any event, the Company may, at any time, assign the Company’s rights and obligations under this Agreement to any Person that is an Affiliate of the Company or to any Person which, after any such assignment, employs at least 50% of the physician employees employed by the Company immediately prior to the assignment, provided, that any successor shall expressly assume, and AmeriPath, Inc. (the Company’s parent), or its successor, shall guaranty, the obligations hereunder.

25. Notices. Any required notice under this Agreement shall be made and delivered in writing. Delivery of such notice shall be made (x) if to the Company, to AmeriPath, Inc., 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404, Attention: President; and (y) if to the Employee, to the last known residential address of Employee as listed in the Company’s employment records with a copy to Thompson & Knight, 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201-4693, Attention: Steven Cochran. Delivery of such notice shall be deemed to have occurred (i) in the case of hand delivery, when personally delivered to the other party at such party’s address; or (ii) in the case of mailing, three (3) days after such notice has been deposited in the United States mails, postage prepaid, by certified or registered mail, with return receipt requested, and addressed to the other party as set forth in this Agreement; or (iii) in any other case, when actually received by the other party. Either party may change the address to which notices are to be given by giving written notice of such change to the other party in accordance with this Section 25.

26. Attorneys’ Fees and Costs. In any action, suit or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall receive and the unsuccessful party shall pay all costs, fees and expenses, including reasonable attorney’s costs, fees and expenses, incurred in enforcing its rights under this Agreement, including costs, expenses and fees with respect to trials, appeals and collection.

27. Amendment. This Agreement may not be modified or amended in any manner other than in a written document signed by both parties.

28. Legislative Limitations. Notwithstanding any other provision of this Agreement, if the governmental agencies (or their representatives) which administer Medicare or Medicaid, or any other government third party payor program, or any other federal, state or local government or agency passes, issues or promulgates any law, rule, regulation, standard or interpretation at any time while this Agreement is in effect which prohibits, restricts, limits or in any way adversely changes the method or amount of reimbursement, compensation or payment for services rendered by the Company (or its physician employees) under this Agreement, or which otherwise adversely affects either the Employee’s or the Company’s rights or obligations hereunder, then (i) the parties hereto shall, promptly upon notice from either party, negotiate in good faith to amend this Agreement to provide for such reimbursement, compensation or payment for services in a manner consistent with any prohibition, restriction, limitation and/or which takes into account any adverse change in reimbursement, compensation or payment for physician services, and (ii) in the event the parties are unable to reach agreement within ten (10) days after said notice is given, the Company shall assign this Agreement (and the Company’s rights and obligations hereunder) to an Affiliate, so long as (1) such Affiliate is of equal or greater financial strength as the Company or (2) the Company guarantees the obligations of such Affiliate hereunder (if such assignment cures or substantially alleviates such prohibition, restriction, limitation or adverse change).

29. Miscellaneous.

(a) Exclusive Agreement. The terms of the Employee’s employment with the Company are exclusively governed by the terms of this Agreement. Any and all prior agreements, arrangements, promises, representations, discussions or understandings which either of the parties may have had concerning the Employee’s employment are hereby canceled, superseded and of no further force or effect.

(b) Confidentiality. The Company and the Employee acknowledge and agree that this Agreement and each of the provisions hereof shall be treated as confidential and, except to the extent required by applicable law or regulations or order of any court or governmental entity, or as deemed reasonably necessary by the Company to facilitate due diligence in connection with acquisitions or financings, neither the Employee nor the Company shall disclose the terms of the Agreement, or provide copies hereof, to any third party (other than counsel or advisers) without the prior written consent of the other party.

(c) Definitions. (1) “Affiliate” shall mean and include, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person’s affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

(2) “Company” Where a provision contained in this Agreement requires or permits the action, adoption, review or approval of, or provides for certain power, authority or judgment of, the Company, such action, adoption, review, approval, power, authority or judgment may be exercised, taken or made by an Affiliate of the Company, or by AmeriPath or its Affiliates, if such Affiliate of the Company, or AmeriPath or its Affiliates, is required or permitted to exercise, take or make such action, adoption, review, approval, power, authority or judgment through or by virtue of a Contract to which the Company or the Employee is a party or otherwise.

(3) “Contract” means and includes any agreement, contract, commitment, instrument or other binding arrangement, obligation or understanding, whether written or oral.

(4) “Person” means and includes any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, authority or natural person.

(d) Consent to Jurisdiction; Service of Process. The Employee hereby irrevocably submits to the jurisdiction of the state or federal courts wherein lies the Company’s main office (in greater metropolitan Dallas, Texas) in connection with any suit, action or other proceeding arising out of or relating to this Agreement and hereby agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

(e) Headings. The article, section and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of any or all of the provisions of this Agreement.

(f) Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs include the plural and vice versa.

(g) Construction. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement as of the date first hereinabove set forth.

AMERIPATH DALLAS

By:	/s/ Robert P. Wynn
Robert P. Wynn, Vice President

EMPLOYEE:

/s/ Stephen W. Aldred
STEPHEN W. ALDRED, M.D.

ANNEX A

Baylor/Richardson Medical Center

RHD Memorial Medical Center

Trinity Medical Center

Columbia Medical Center at Terrell

Mary Shiels Hospital

Park Central Surgery Center

Valley View Surgery Center

Quest Laboratories

Columbia Medical Center at Plano

Laboratory Corporation of America

Columbia Navarro Regional Hospital

Memorial Mother Francis

Columbia North Hills Hospital

Columbia Medical Center of Arlington